Investor Contacts:                  Press Contact:
Jacqueline Dout         Elizabeth Higashi    Jeff Caponigro
Exec. Vice President   Investor Relations    Media Relations
&CFO
(810) 340-9090         (847) 304-1655       (810) 355-3200



CHAMPION ENTERPRISES, INC. ANNOUNCES
2-FOR-1 STOCK SPLIT, ACQUISITION OF
HOMES OF LEGEND, INC. AND
ANNUAL MEETING HIGHLIGHTS


Auburn Hills, Mich., April 29, 1996 -- Champion Enterprises, Inc. (NYSE:CHB) announced today that the Board of Directors has approved a 2-for-1 stock split effective May 31, 1996 for shareholders of record on May 16, 1996. Following the split, the company will have approximately 30.8 million shares outstanding and 33.2 million weighted average shares for computations of earnings per share amounts. The announcement was made today by Walter R. Young, Jr., chairman, president and chief executive officer, at Champion Enterprises' annual meeting of shareholders.

     "The company's Common Stock was last split in May 1995. The 1996 2-for-1 split underscores our company's continued record of outstanding earnings growth and market penetration in both the manufactured housing and mid-size bus industries. Since our market capitalization now exceeds $500 million and continues to grow strong, along with our larger base of institutional investors, the split will help broaden our shareholder base as well as increase the liquidity of our shares," Young said.


Homes of Legend Acquisition Completed

     At today's annual meeting Young also announced that on April 26, 1996 the company officially completed its acquisition of Alabama-based Homes of Legend, Inc. and Legend Realty, Inc. (a related party). On March 29, 1996 Grand Manor, Inc., located in Georgia, was acquired. The cost of these transactions was approximately $33 million. The cash portion of the transaction value paid in 1996 was approximately $18.5 million. The balance, which is primarily contingent upon future performance, will be paid over the next three years.


     Young commented, "These acquisitions will strengthen Champion's presence in key Southeastern states, such as Alabama, Georgia, and Florida, which are among the fastest growing for manufactured housing. On a pro forma basis, these acquisitions would have added $91 million to net sales and $6.2 million to earnings before interest and taxes in 1995. Their 4,500 homes sold last year combined with our 29,398 homes sold in 1995 make our pro forma U.S. market share 9.8 percent.

     "Homes of Legend and Grand Manor add four manufactured housing plants to Champion's 23. In addition, we expect the three previously announced new plants in Texas, Alabama and Indiana to be in operation by mid-year, and will add another plant to Grand Manor's capacity in Thomasville, Georgia. Thus, we will have a total of 31 manufacturing plants operating by year end 1996, an increase of 35 percent," added Young.


1996 Outlook Strong

     Reiterating the company's positive outlook for 1996, Young said, "We are off to an excellent start with our record first quarter results, which increased 27 percent to 47 cents per share. Assuming the economy stays strong, we expect our recent acquisitions will add 14 cents to 1996 earnings per share, which combined with internal growth should lead to another outstanding year for Champion.

     "The popularity of manufactured homes as a cost effective and high quality alternative to site-built homes continues to grow," Young added. "Manufactured homes now represent 34 percent of all new single family homes sold, up from 25 percent in 1991. We currently expect 1996 industry shipments to increase approximately 6-8 percent over the previous year.

     "With our strong cash flow, we expect to have virtually no debt by year end and continue to seek value-adding acquisitions with the more than $100 million of investment capacity still available. We are committed to our goal of increasing earnings per share at a compound annual growth rate of 20 percent over the next three years. Enhancing shareholder value is our number one priority," Young concluded.


Other Annual Meeting Highlights

     At today's annual meeting Champion Enterprises' shareholders re-elected its Board of Directors: Walter R. Young, Jr., Robert
W. Anestis, Selwyn Isakow, George R. Mrkonic, Johnson S. Savary and Carl L. Valdiserri. In addition, they approved an amendment to the company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 75 million from 30 million and approved amendments to the 1995 Stock Option and Incentive Plan.

     Champion Enterprises, Inc., headquartered in Auburn Hills, Mich., is one of the fastest growing companies in the manufactured housing industry and is number two in U.S. market share. Since 1992 Champion's revenues have more than tripled, while net income has increased more than 11 times. For the year ended December 30, 1995, sales were $798 million and earnings per share were $2.02, up 53 percent compared with the prior year's fully taxed earnings from continuing operations. In 1995 manufactured housing accounted for about 93 percent of company revenues, and its principal housing subsidiaries are Champion Home Builders Co., Moduline International, Inc., Dutch Housing, Inc., Chandeleur Homes, Inc., Crest Ridge Homes, Inc., Grand Manor, Inc. and Homes of Legend, Inc. Its commercial vehicles business, Champion Motor Coach, Inc., is the nation's second largest producer of mid-size buses.